                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No.    333-86212
                                                                    333-86212-01

PROSPECTUS SUPPLEMENT NO. 12

                                  $175,000,000

                                GATX Corporation

                     7.5% Convertible Senior Notes due 2007
                     Fully and Unconditionally Guaranteed by
                           GATX Financial Corporation
                                       and

                             Shares of Common Stock
                  issuable upon conversion of the Senior Notes

     This prospectus supplement supplements the prospectus dated June 19, 2002 of GATX Corporation and GATX Financial Corporation, as supplemented by prospectus supplement no. 1 dated June 26, 2002, prospectus supplement no. 2 dated July 3, 2002, prospectus supplement no. 3 dated July 23, 2002, prospectus supplement no. 4 dated August 9, 2002, prospectus supplement no. 5 dated August 29, 2002, prospectus supplement no. 6 dated September 12, 2002, prospectus supplement no. 7 dated September 24, 2002, prospectus supplement no. 8 dated October 3, 2002, prospectus supplement no. 9 dated October 9, 2002, prospectus supplement no. 10 dated October 18, 2002 and prospectus supplement no. 11 dated October 31, 2002, relating to the sale by certain holders of our 7.5% convertible senior notes due 2007 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus as supplemented to date. This prospectus supplement is qualified by reference to the prospectus as so supplemented except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus as so supplemented. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Holders contained in the prospectus is hereby amended to add the entity named below as a Selling Holder:

                                                      Principal Amount of
                                                      Notes Beneficially    Number of Shares
                                                          Owned That        of Common Stock
              Name of Selling Holder                      May be Sold       That May be Sold
              ----------------------                  -------------------   ----------------
The Estate of James Campbell                              $  154,000              4,517
Jefferies and Company Inc.                                     6,000                176
Hotel Union & Hotel Industry of Hawaii Pension Plan          260,000              7,626
Viacom Inc. Pension Plan Master Trust                         26,000                762
BP Amoco PLC Master Trust                                    917,000             26,899
BTES - Convertible Arb.                                    1,250,000             36,667
BTPO Growth Vs Value                                       6,500,000            190,671

     In addition, the following line items in the table of Selling Holders contained in the prospectus are hereby amended as follows:

                                                      Principal Amount of
                                                      Notes Beneficially    Number of Shares
                                                          Owned That        of Common Stock
              Name of Selling Holder                      May be Sold       That May be Sold
              ----------------------                  -------------------   ----------------
Zurich Institutional Benchmarks Master Fund Ltd.          $2,613,000             76,650

     Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 5 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is November 18, 2002